EXHIBIT 35.5


    Servicer Compliance Statement for PHH Mortgage Corporation, as Servicer


PHH Mortgage
3000 Leadenhall Road
Mt. Laurel, NJ 08054

March 7, 2007

JP Morgan Chase Bank, N.A.
Annette M. Marsula
4 New York Plaza
6th Floor
New York, NY  10004

Re:  Servicer Compliance Statement

Deal Name:  GSAA 2006-1

Dear Sir and/or Madame:

This statement of compliance is being provided in accordance with Item 1123 of Regulation AB. The Undersigned hereby states that:

    1.  I am an authorized officer of PHH Mortgage Corporation (the
        "Servicer");

    2. A review of the Servicer's activities during the period from 01/27/2006 (the "Reporting Period") and its performance under the Agreement has been made under my supervision; and

    3. To the best of my knowledge, based on such review, except as described in section 3(a) hereto, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

        a. The Servicer did not maintain or provide one of the required monthly reports, specifically the S5L2 Fidelity report, as stated in the transaction agreement(s) for the Reporting period shown in section 2 of this statement.

By:/s/ Deborah A. Rocchi
   ---------------------
Name:  Deborah A. Rocchi
Title: Assistant Vice President